Exhibit 10.11

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "**Agreement**") is made as of 10/11/2021, 2021, by the following parties:

"**Seller**": **BLOODWORTH MOTORSPORTS, INC.**, a Tennessee corporation d/b/a Bloodworth Motorcycles (the "**Seller**");

"**Buyer**": Motos America Nashville Inc. a Tennessee corp. DBA: BMW Motorcycles of Nashville (the "Buyer")

RECITALS

A. Seller owns a franchised BMW motorcycle, Ducati motorcycle, Vespa scooter, and Piaggio scooter retail motor vehicle dealership located at 288-292 White Bridge Road in Nashville, Tennessee (the "**Dealership Facility**") as further described in this Agreement (the "**Business**").

B. Seller desires to sell, transfer, assign and deliver to Buyer, and Buyer desires to purchase from Seller, certain of the Assets of said dealership (as defined in Section 1.1 below) and assume only agreed upon liabilities for the consideration and on the terms set forth in this Agreement.

C. Seller and Buyer desire to have the purchase of the Assets and the lease of the Dealership Facility conditioned on the simultaneous closing of each respectively.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1. **SALE OF ASSETS**

1.1 **Sale of Assets.** Subject to the terms and conditions of this Agreement, at the Closing, Seller agrees to sell, transfer, assign, convey and deliver to Buyer and Buyer agrees to purchase from Seller the following described assets (collectively the "**Assets**") for the following described amounts, the assumption of certain liabilities as provided in Sections 1.3 and 1.6, and for the other considerations expressed herein (collectively the "**Purchase Price**"):

(a) **New Bikes.** Seller's entire inventory of all new, untitled, undamaged, BMW motorcycles, Ducati motorcycles, Vespa scooter and Piaggio scooters (the "**Manufacturers**") to be purchased at the factory invoice price (which will be net of all discounts, rebates, etc. that Seller has or is entitled to receive so that Buyer is paying the exact same net price that Seller is paying) to Seller adjusted for any added or deleted equipment or accessories, and reduced by Buyer's anticipated cost of repairing any damages to vehicles in inventory that the Parties reasonably agree are reasonably required prior to sale. Demonstrators shall be included as New Bikes with the price paid for such demonstrators being reduced by the same credits and discounts as with New Bikes. Any credits or discounts allowed by the manufacturer specifically relating to demonstrators which have been received by Seller, but not already credited by the manufacturer to the invoice amount, will be deducted from the purchase price of the demonstrator.

2 There shall be no credit against the Factory Invoice price for (a) Stop Sale payments; and (b) performance based payments from any Manufacturer. In the event Seller terminates either or both the Vespa or Piaggio dealer agreements at or before Closing or Buyer does not apply to become a Vespa or Piaggio dea l er, Buyer will not be required to purchase the new Vespa or Piaggio vehicles. (b) Used Vehicles . Used Vehicles shall be purchased at Seller's actual cost . The estimated value of Used Vehicles is approximately Fifty Thousand Dollars ( $ 50 , 000 . 00 ), but the final value will fluctuate and be established the day of Closing . (c) Parts . All undamaged new BMW, Ducati , Vespa and Piaggio parts and accessories which are in the possession of Seller as of the Closing Date at the actual net price paid by Seller (including all discounts , rebates, etc . that Seller hasor is entitled to receive) . A mutually agreed upon third party shall take an inventory and the cost of said third party inventory will be split evenly between Buyer and Seller . All non - Manufacturer, special - order, non - stock, jobber parts and accessories and any hardware shall be purchased at Seller's net actual out - of - pocket cost . If Buyer does not apply to become a Vespa or Piaggio dealer, then Buyer shall not beobligated to purchase the Vespa or Piaggio parts . (d) Fixed Assets. All fixed assets (excluding leasehold improvements) of Seller which are not listed as Excluded Assets including the following: (i) all special tools and shop equipment owned by Seller reasonably necessary to the servicing of motor vehicles; (ii) any and all signs owned by Seller that are located on the subject property; and (iii) all equipment, furniture and fixtures, including but not limited to computer equipment used in normal dealership · operations , except as specifically excluded in this Agreement. (e) Supplies, Etc. All other supplies including without limitation shop materials , bu l k materials, advertising materials, dealership operational records, manuals, and any other inventoried items used in the operations of Seller. Also included are (i) all rights relating to · deferred charges , allowances, and other similar items , (ii) all insurance benefits, including only rights and proceeds, arising from or relating to damage, destruction or loss to any of the Fixed Assets prior to Closing, and (iii) all claims, causes of action, rights of recovery and rights of Se ll er relating to the Fixed Assets (but excluding any claims to collect accounts receivable). (f) Work - In - Process . Buyer shall purchase Seller's work - in - process for vehicles located at the Dealership Facility as of the date of Closing on the basis of Seller's actual cost for labor, parts, and sublet repairs (collectively, "Work - in - Process") . The actual cost for labor, parts, and sublet repairs truly incurred by Seller prior to Closing for any vehicles subject to recall and awaiting parts shall be included in the work - in - process regardless of age . (g) Goodwill. All intangible personal property owned by Se ll er and used or useful in the ownership , operation and maintenance of the Business, including without limitation Seller's customers' names, all intellectual property relating to the internet sales function and websites, telephone numbers, and all other intangible assets/goodwill of Seller (collectively, the "Goodwill"). Provided , however, Seller is not selling and Buyer is not acquiring the right to use · the name "Bloodworth" .

1.2 **Excluded Property.** It is understood and agreed that Buyer shall purchase only those Assets of Seller specifically described herein and that notwithstanding anything contained herein to the contrary, excluded from this transaction are the following assets of Seller: (a) Seller's books and records; (b) insurance and financing income which is payable to Seller as a result of Seller's activities prior to Closing; (c) any personal property, including tools, owned by employees of the Business, as listed on Schedule 1.2; (d) Seller's equipment, tools and furniture not used in the business as shown on Schedule 1.2; (e) worker's compensation refunds; (f) all receivables, cash and marketable securities; and (g) leased assets which Buyer chooses not to assume (collectively, the "**Excluded Assets**").

1.3 **Purchase Orders, Contracts and Leases.** Seller shall assign and Buyer shall assume the purchaser orders, contracts and leases set forth on Schedule 1.3 selected by Buyer in Buyer's sole discretion (the "**Applicable Contracts**").

1.4 **Purchase Price and Allocation.**

(a) In consideration for Seller's and Buyer's obligations under this Agreement, the transfer of the Assets by Seller to Buyer and the assumption of the Assumed Obligations by Buyer, the aggregate purchase price to be paid to Seller by Buyer shall be an amount equal to the sum of:

(i) Seven Hundred Thousand Dollars ($700,000.00); plus

(ii) the value of the New Bikes described in Section 1.1(a); plus

(iii) the value of the Used Vehicles described in Section 1.1(b); plus

(iv) The value of the parts and accessories described in Section 1.1(c); plus

(v) The Work in Process in Section 1.1(f).

(b) The Purchase Price and the amount of the Assumed Obligations represent the amount agreed upon by the parties to be the value of the Assets for tax purposes, and the Purchase Price and the amount of the Assumed Obligations will be allocated for tax purposes among these rights and assets in a manner consistent with Section 1060 of the Code, as set forth on Schedule 1.4(b). For all tax purposes, Buyer and Seller agree to report the purchase and sale of these rights and assets in accordance with the allocation set forth on Schedule 1.4(b) (the "**Allocation Schedule**"), and to take no position contrary thereto or inconsistent therewith.

1.5 **Payment of the Purchase Price.** The Purchase Price shall be paid as follows:

(a) **Deposit**. Within three (3) business days following the execution of this Agreement, Buyer shall deposit into an IOLTA trust account maintained by CameronWorley, P.C. as Escrow Agent the amount of Fifty Thousand Dollars ($50,000.00) (the "**Deposit**") in good and immediately available funds, constituting a deposit to be applied, subject to the provisions of this Agreement, toward the payment of the Purchase Price. The Deposit shall be held by the Escrow Agent in accordance with the Escrow Agreement in a non-interest bearing account ("**Escrow**

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4 Account") . If Buyer does not exercise the right to terminate this Agreement before the expiration of the Inspection Period, then the Deposit becomes non - refundable under all circumstances except for a Seller default . (b) Closing Payment . At the Closing, Buyer shall pay the amount equal to the Purchase Price less the Deposit (which is to be credited toward the Purchase Price at the Closing), adjusted for all applicable proration, in good and immediately available funds (the "Closing Payment") directly to Seller . The Closing Payment shall be made by wire or intra - bank transfer in immediately available federal funds to Seller . 6. Assumed Obligations. As of the Closing, Buyer shall assume and agree to discharge only the obligations of Seller relating to the Applicable Contracts and the Work - in Process acquired by Buyer (collectively, the "Assumed Obligations") all of which are set forth on Schedule 1.6 attached hereto . Buyer shall assume Seller's agreement with its OMS provider. Other than as shown on Schedule 1.6, Buyer shall assume no other obligations of Seller · whatsoever. Seller and Buyer agree to cooperate in efforts to obtain any required consent of those vendors or parties whose contracts are being assumed by Buyer. Buyer shall fully and faithfully discharge such Assumed Obligations following Closing. The terms and provisions of this Section ti shall survive the execution , delivery and performance of this Agreement . 7. Sales Taxes . Seller shall be responsible for and pay any retail sales Taxes that may be imposed by state or local law, rule or regulation due to the sale of tangible personal property to Buyer and, if necessary, shall set up a sales tax escrow at the Closing . 8. Lease of Dealership Facility . At Closing, Buyer and Seller, or Seller's affiliate, shall enter into a lease of the Dealership Facility in the form as shown on Exhibit A hereto (the "Lease") , for a ten (10) year term on a triple net basis with rent at Ten Thousand Dollars ( $ 10 , 000 . 00 ) per month . At the beginning of Year 3 , Year 6 and Year 9 Rent will be increased by ThreePercent ( 3% ) for each subsequent year . The Lease shall be personally guaranteed . The Lease will not include a small portion of the Property where Seller has located a storage container . 2. CLOSING 2.1 Closing. Subject to the satisfaction or waiver of the conditions precedent set forth in Sections 7 and 8, the purchase and sale, including the payment of the Purchase Price to Seller and the delivery of the executed conveyance documents by the parties provided for in this . Agreement (the "Closing") , will take place on a date to be scheduled within thirty (30) days of the expiration of the Inspection Period (the "Closing Date"). Closing may be extended for an additional fifteen (15) days if , as of the Closing Date, Buyer has not received the approval Buyer deems appropriate from either BMW or Ducati. For all tax and financial accounting purposes, the purchase and sale to be consummated pursuant to this Agreement shall be effective as of 12:00:01 . a . m . on the Closing Date . In all events, if Closing shall not have occurred on or beforeDecember 15 , 2021 , either party may terminate this Agreement, so long as such party is not in breach of this Agreement ("Outside Closing Date'') . 2.2 Seller's Deliveries, Closing Documents and Requirements. Prior to or at Closing, Seller shall deliver to Buyer the following documents, in each case duly executed by ·

5 Selleror the appropriate Person, and if applicable, acknowledged and in recordable form ("Seller's Closing Documents"): ( a) A Bill of Sale and General Assignment transferring to Buyer the Assets set forth in Section 1.1 in the form of Exhibit B attached to this Agreement; (b) Manufacturer Certificates of Origin or Certificates of Title, as applicable to any motor vehicle included in the Assets, duly executed by Seller (together with any other forms · necessary to transfer title to such vehicles); (c) An Assignment and Assumption Agreement, with all necessary Consents of any Applicable Contracts , in the form of Exhibit C , attached to this Agreement; (d) A certificate of Seller with authorizing resolutions approving the transactions contemplated by this Agreement, together with certified copies of Seller's articles of incorporation (with all amendments), as applicable, operating agreement or bylaws, and a certificate of existence, each certified not more than thirty (30) days prior to Closing ; (e) Releases executed by any lenders releasing or agreeing t o release all · existing security interests; (f) An executed Lease in the form of Ex h ibit A; (g) A mutually agreed upon closing statement; (b) The Post - Closing Settle - Up Agreement substantially m the form as Exhibit D; and (i) Such other good and sufficient instruments and documents of conveyance and transfer, duly executed by Seller and in form reasonably satisfactory to Buyer, as shall be · necessary and effective to transfer , convey and assign to, and vest in Buyer all of Seller's right , title and interest in and to the Assets. 3. Buyer's Deliveries, Closing Documents and Requirements. Prior to or at Closing, Buyer shall deliver to Seller the following funds and documents, in each case duly · executed by Buyer or the appropriate Person, and if applicable, acknowledged and in recordable form ("Buyer's Closing Documents"): (a) The Closing Payment as required by Section l.5(b); (b) The Assignment and Assumption Agreement in the form of Exhibit C; (c) Authorizing resolutions of Buyer (or permitted assignee) approving the transactions contemplated by this Agreement ; (d) A mutually agreed upon closing statement;

6 (e) The Post - Closing Settle - Up Agreement m substantially the form as Exhibit D; (t) An executed Lease in the form of Exhibit A; and (g) Such other good and sufficient instruments and documents of assumption, in form and substance reasonably satisfactory to Seller and duly executed by Buyer, as shall be necessary and effective to evidence the assumption by Buyer of any other Assumed Obligations, including without limitation the leasehold interests in and to all of the Assets leased by Seller as lessee . 2.4 Proration. All personal property Taxes and assessments on the Assets for the year in which the Closing occurs, and all prepaid deposits and other prepaid amounts related to the Applicable Contracts shall be apportioned between Seller and Buyer as of the Closing Date, it being agreed that Seller shall be responsible for any such obligations and liabilities accrued or allocable to periods prior to the Closing Date (whether or not then paid) and Buyer shall be responsible for any such obligations and liabilities accruing or allocable for the periods on or after · the Closing Date. Seller shall be responsible for the payment of all other Taxes owed by Seller due as a result of the transactions contemplated by this Agreement. 3. REPRESENTATIONS AND WARRANTIES OF SELLER Seller represents and warrants to Buyer as follows, except as otherwise set forth in the attached disclosure schedules, which representations and warranties shall be true and correct in all material respects both as of the date of this Agreement and as of the Closing Date : 1. Organization and Good Standing. (a) Seller is a corporation duly organized and validly existing under the laws of the state of Tennessee, and has full corporate power and authority to own , lease and operate its properties and businesses as such properties are now owned, leased and operated, and to conduct its business as and where its business is now conducted . (b) True and complete copies, with all amendments, of the articles of incorporation of Seller have been or will be given to Buyer . 2. Authority . This Agreement constitutes the legal, valid, and binding obligation of Seller , enforceable against Seller in accordance with its terms and obligations to which Seller ha . s agreed . Upon the execution and delivery by Seller of Seller's Closing Documents, Seller's Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Sellerin accordance with their respective terms . Seller has the right, power , authority, and capacity to execute and deliver this Agreement and Seller's Closing Documents and to perform its obligations under this Agreement . 3. No Conflict . Subject to the approval rights of BMW and Ducati neither the execution and delivery of this Agreement by it nor the consummation or performance of any of the transactions contemplated by this Agreement by it will, d i rectly or indirectly (with or without notice or lapse of time), conflict with or breach any provision of, or give any Person the right to

7 declarea default or exercise any remedy under , or to accelerate the maturity or performance of, or to cancel, terminate, or modify , any Applicable Contract (except as stated therein). 4. No Consent . Except as specifically set forth on Schedule 3 . 4 , Seller is not require d . to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement . 5. Brokers or Finders. Seller has not utili z ed the services of a broker. Seller agrees to indemnify and hold Buyer harmless of, from and against any and all losses, damages, liabilities, · costs and expenses (including reasonable attorneys ' fees and expenses) that Buyer may suffer asa result of any claims made relating to a breach of this Section. The provisions of this Section will survive Closing. 6. Notices with Respect to Legal Requirements. Seller has not received any written · notice from any Governmental Body or any other Person regarding any violation of, or failure to comply with, any Legal Requirement that would have or has had a material adverse effect on the Assets or the transactions contemplated by this Agreement. 7. Legal Proceedings ; Orders . Except as set forth in Schedule 3 . 7 , there is n . o litigation proceedings or governmental investigations (collectively , "Proceedings") involving Seller or the Assets, and (a) there is no pending Proceeding that has been commenced byor against Seller or any of the Assets , and (b) to the knowledge of Seller, no Proceeding has been threatened against Seller or the Assets . 8. Applicable Contracts. Schedule 3.8 attached hereto contains a full, complete and · accurate list of each Applicable Contract that involves expenditures or receipts with respect to the Business in excess of Two Thousand Dollars ($2 , 000.00) in the aggregate, except for purchase orders for vehicles, service and parts made in the ordinary course of business. Each of the Applicable Contracts is a valjd and binding agreement of Seller and is in full force and effect, and to the knowledge of Seller , any other party thereto is not in default or breach of any of the terms · of , nor has provided any notice of any intention to terminate or modify , any such Applicable Contract, and , to the knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would con s titute any event of default thereunder or would result in a termination or modification thereof. No consent of any third party is required under any Applicable Contract as a result ofor in connection with, and the terms of and enforceability of any . Applicable Contract will not be affected by, the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement. Complete copies of each of the Applicable Contracts have been made available to Buyer. 9. Assets. Seller has good and valid title to all the Assets. There exists no condition , restriction or reservation affecting the title to or utility of the Assets or Assumed Obligations which · would prevent Buyer from occupying or utilizing the Assets or enforcing the rights under the Assumed Obligations , or any part thereof, to the same full extent that Seller might continue to do so if the sale and transfer contemplated by this Agreement did not take place. All of the Assets have been maintained in accordance with normal industry practice , subject to ordinary wear and tear , and are adequate for the purposes for which they are intended to be used. The Assets are ·

8 sufficient for the continued conduct of the B u siness after the Closing in substantially the same manner as co nduct ed prior to th e Closing and constitute all of t h e rights , property and asse t . s nece ssary to con d uct the Bu siness as cu rrentl y cond u cted . 10. Environmental Mat ters. To the knowledge of Seller t h ere are no petroleum based p r oducts or any hazardous wastes , hazardo u s s ub sta n ces, hazardous materials , toxic s ubstances , hazardous air pollutants or toxic pollutant s, as those terms are used in t he R eso urc e Co ns e rvation and Recovery Act, the Comprehensive Environmental Respon se, Compensation and Liability Act, · the Hazardous Materials Transportation Act , the Toxic Substances Control Act, the Clea n Air Act and t he Clean Water Act, a nd in a n y amendments thereto , or in any r egulations promulgate d pur s u an t ther et o , or in any applicable federa l , s t ate or local law , regu l atio n o r or din ance , except in each instance, for s uch substances used in the ordinary course of Seller 's bu siness and m compliance with applicable federal , s tate or l ocal la w , regu l ation or ordinance. 11. Employees. Seller will provide Bu yer with a list of cert ain i nform atio n for e ach emp l oyee of Seller. Notw ith standing anything herein to the c ontrary , Seller will tenninate the employment of each and every employee at or just prior to Closing . To Sell er's Knowledge it (a) is in com plian ce with all applicable laws r elating to the employment of lab or , including without . limitation those relat ing to wages, hours , overtime, meal p eriods , rest b r eaks an d the payment and with h olding of taxes , and (b) is not a party to or bound by any employment contract, independent contractor agreement, consultation agreement o r oth er similar ty p e of contract or agreement. 12. Benefit Plan s . Seller has or will provi d e Buyer with a complete list (attached hereto as Sc h e dul e 3 . 12 ) of all emp lo yee benefit plan s, pro g r ams, agreements , policies, · commitments o r arrangem en t s maint aine d or contribute d to by Seller that cover emp l oyees of , or employees providing services to Seller, including all retirement , pr ofit s harin g, de ferre d compensation , severance pay , healthca re , dental , disability a nd lif e insurance p lans ("Se ll er Employee P l an ") . Each Se ll e r Emp l oyee Plan has been maintained , operated and administered in all materi a l respects in accordance with its tenns and all ap plica bl e l aws . 13. Labor Relations and E mplo y ment Matters ; Compliance . Seller is not a party to any collective bar ga inin g ag r eement . 14. Financial Statements. The financial stateme nt s provided by Seller to Buy er (a) . have be en prepared in accordance with pa s t pract ice (manufacturing acc o unting) consiste ntly appli e d througho u t the periods of the inte rim financial stateme nts and t h e financial statemen t s, (b) are true an d complete in all material respects, and (c) present fairly, accurately and corre c tly in all mat eria l re spects th e results of o pe ration of Seller for the perio d s covered ther e by and the financial condition of Se ll er as of the dat es th ereof. 15. Tax Ret u rns and Payment s . Seller hasduly fi l e d (or w ill duly fil e w h en due) all tax returns and tax reports req uir e d to be filed by Seller, an d all s u c h returns o r reports are or will b e true , corr ect and comp l ete and prepared in compliance w i t h all a pplicabl e law s. All Taxes, assessments , fees and other gove rnm e ntal charges du e from Seller (w h ether or not shown on any tax return) have been paid or will be paid when due. There ar e no liens r elating to T axes upon the · assets of Seller . Seller ha s not received from any taxing auth ority any (a) notic e indica ting an inten t to o pen an audit o r othe r review , (b) req u est fo r information relating to any of the taxes of

9 Seller, or (c) notice of deficiency or proposed adjustment for any amount of tax proposed, asserted, · or assessed against or with respect to Seller. 16. Licenses and Permits . Seller possesses all licenses, approvals, permits or authorizations from any Governmental Body (collectively, the "Permits") required to be obtained for the operation of the Business . To Seller's knowledge, all such Permits are valid and in full • force and effect and Seller is in compliance with the requirements thereof, and no Proceeding is pending or, to the knowledge of Seller, threatened to revoke or amend any of such Pennits . 17. Real Property . Th e Dealership Facility constitutes all of the real property leased, used or occupied by Seller in connection with the Business or upon which any tangible Assets are . located . 18. Compliance with Laws . To Seller' s knowledge, it is and has been in compliance in all material respects with, and has not been given notice of, or, to the knowledge of Seller, threatened to be charged with, and is not under investigation with respect to, any violation of any laws applicable to the Business or the Assets . 19. Insurance. Seller has maintained insurance for commercially reasonable coverages and amounts and will continue to do so until the Closing. Schedule 3.19 lists each insurance policy currently maintained by Seller, including the name of each insurer, policy number , coverage limits, premiums and deductibles (the "Ins urance Policies"). To the knowledge . of Seller, each Insurance Policy is in full force and effect and enforceable, and all premiums due and payable with respect to each Insurance Policy have been paid or accrued. Seller is not in default with respect to any material provision contained in any Insurance Policy. 20. Intellectual Property . Except for any Exclu ded Assets, and as otherwise provided . herein , there is no intellectual property not included in the Assets that is used by Seller in the Business . To the knowledge of Seller, Seller has not in fringed and is not infringing and has not contributed to, and is not contributing to, the infringement of any intellectual property owned or used by another person or entity and not validly licensed to Seller relating to the Business . There are no pending or threatened, and, to the knowledge of Seller, there is no basis for any suits, claims or actions against Seller for infringemen t of the intellectual property rights of any third party · relating to the Business . Seller does not require any rights under any intellectual property or compu te r software that it do es not either have or have the lawful right to use, in order to conduct the Business as currently conducted . 4. REPRESENTATIONS AND WARRANTIES OF BUYER Buyer represents and warrants to Seller as follows, which representations and warranties shall be true and correct in all material respects bot h as of the date of this Agreement and as of the Closing Date : 1. Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of TN to qualify. , duly qualified in all jurisd ictions in which it does business and is required

4.2 **Authority.** This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of Buyer's Closing Documents, Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and Buyer's Closing Documents and to perform its obligations under this Agreement and Buyer's Closing Documents, the Escrow Agreement and any other agreement contemplated by this Agreement.

4.3 **Brokers or Finders.** Buyer represents and warrants to Seller that it has not dealt with any broker, finder or intermediary of any kind in connection with this transaction. Buyer agrees to indemnify and hold Seller harmless of, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) that Seller may suffer as a result of any claims made relating to a breach of this Section.

4.4 **Manufacturer Relations.** Buyer is not aware of any reason or agreement involving any of the Manufacturers that would prevent or unreasonably delay Buyer being approved as a successor dealer to Seller at Seller's current locations.

4.5 **Financial Ability**. Buyer warrants it has the financial ability to close.

5. COVENANTS OF SELLER PRIOR TO CLOSING DATE

5.1 **Operation of the Business and Assets.** Between the date of this Agreement and the Closing Date, Seller will:

(a) Conduct the Business in the ordinary course;

(b) Use reasonable efforts to preserve intact the current business organizations, keep available the services of the active employees and agents of Seller with respect to the Assets, and use reasonable efforts to maintain the relations and goodwill with suppliers, customers, vendors, landlords, creditors, employees, agents, and other Persons having business relationships with Seller with respect to the Assets; and

(c) Cooperate reasonably with Buyer in obtaining all Consents required by Buyer to operate the Business in the ordinary course.

5.2 **Efforts.** Between the date of this Agreement and the Closing Date, Seller and Buyer will use their respective commercially reasonable efforts to cause the conditions in Sections 7 and 8 to be satisfied.

5.3 **Cooperation Regarding Dealership Agreements.** Seller agrees to reasonably cooperate with Buyer in order to effectuate the issuance of a dealer sales and service agreement between the applicable Manufacturer and Buyer.

5.4 **Access to Records.** Seller shall give Buyer and its employees, accountants, attorneys and other authorized agents and representatives (collectively, "**Buyer's Representatives**") access during all reasonable times to all books and records of Seller. Any

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review shall be conducted in a manner which does not unreasonably interfere with the operation of Seller. Specifically, records to be reviewed by Buyer will be made available either electronically or at a location away from the Dealership Facility. Notwithstanding anything contained herein to the contrary, neither Buyer nor Buyer's Representatives shall access the Dealership Facility, Seller's employees or other personnel without Seller's prior written consent, which consent shall not be unreasonably withheld, and then only in a manner approved by Seller.

5.5 **Document Removal.** Seller shall retain all tax and corporate records but all hard copies of deal files, repair orders, service and parts sales records shall remain at the Dealership Facility in Nashville. Buyer shall receive all electronic data in whatever form as part of the transactions contemplated by this Agreement. Before the destruction of any such records Buyer will give Seller fifteen (15) days' notice during which time Seller may elect to take possession of such records. After Closing, Buyer shall provide Seller reasonable access during normal business hours to all such of Seller's records. This provision shall survive the Closing for three (3) years.

6. COVENANTS OF BUYER PRIOR TO CLOSING DATE

6.1 **Approvals of Governmental Bodies.** As promptly as practicable, Buyer will make all filings required by the Legal Requirements to be made to consummate the transactions contemplated by this Agreement. Between the date of this Agreement and the Closing Date, Buyer will cooperate with Seller with respect to all filings that Seller is required by the Legal Requirements to make in connection with the transactions contemplated by this Agreement and reasonably cooperate with Seller in obtaining all required Consents.

6.2 **Good Faith Efforts.** Between the date of this Agreement and the Closing Date, Buyer will use good faith efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6.3 **Manufacturer Approval.** Buyer shall use commercially reasonable efforts to obtain the written confirmation of each Manufacturer to the issuance of a new Manufacturer agreement with Buyer, upon terms and conditions reasonably acceptable to Buyer. Buyer will make a complete application to each Manufacturer for approval within fourteen (14) days of the execution of this Agreement.

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived, in Buyer's sole discretion, by Buyer, in whole or in part):

7.1 **Accuracy of Representations.** All of Seller's material representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been and remain accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

7.2 **Seller's Performance.** All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered

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collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

7.3 **Franchise/Dealer Agreements.** The written confirmation by BMW and Ducati to the termination of the Dealership Agreement with Seller (including the waiver of any right of first refusal to acquire the Dealership) and the issuance of a new dealership agreement with Buyer or the assignment of the Dealership Agreement to Buyer upon terms and conditions reasonably approved by Buyer. It is not a condition precedent to the Closing that Buyer be approved by Vespa or Piaggio although the parties will use their best efforts to accomplish those approvals.

7.4 **Simultaneous Closing.** Neither Buyer nor Seller shall have any obligation to close the transactions contemplated by this Agreement unless Buyer and Seller close the sale of the BMW and Ducati assets and enter into the Lease as a simultaneous transaction.

7.5 **Termination of Employees.** All employees shall have been terminated by Seller and Buyer shall have offered employment to such of the employees as Buyer so elects.

7.6 **Inspection and Condition of Assets.** Buyer shall have thirty (30) days following the execution of this Agreement (the "**Inspection Period**") to inspect and investigate the Assets, including a physical inspection thereof to be coordinated with representatives of Seller. If the Assets are not satisfactory to Buyer for any reason or no reason, Buyer shall have the right to terminate this Agreement by delivering written notice to Seller of such termination before the expiration of the Inspection Period ("**Notice of Termination**"), and upon delivery of such Notice of Termination by Buyer this Agreement shall terminate and the Deposit will be returned to Buyer. If Buyer fails to deliver to Buyer a Notice of Termination within such Inspection Period, then Buyer shall be deemed for all purposes to have deemed the Assets satisfactory to Buyer and Buyer shall no longer have any right to terminate this Agreement under this Section 7.6. Provided however, that the Inspection Period may be extended by mutual agreement for up to an additional sixty (60) days for Manufacturer approval.

7.7 **Governmental Authorization.** Buyer shall have obtained all required governmental authorizations and permits necessary to operate the Business as of the Closing; provided, however, Buyer shall only be entitled to rely on this Section 7.7 as a condition to Closing if Buyer has acted to obtain such authorizations and permits with the diligence of a reasonably prudent person under the same or similar circumstances.

7.8 **No Material Change.** Between the date of execution of this Agreement and the Closing Date there shall have been no material change to Seller's Business or the Dealership Facility.

7.9 **Seller's Closing Documents.** Seller shall have delivered all of Seller's Closing Documents.

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8. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

Seller's obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.1 **Accuracy of Representations.** All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2 **Buyer's Performance.** All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

8.3 **Consents.** Seller shall have received all necessary Consents and each must be in full force and effect as of Closing, subject to rights to extend Closing to obtain such Consents.

8.4 **Purchase Price.** Buyer shall have paid the Purchase Price by wire transfer of same day good funds at the Closing.

8.5 **Buyer's Closing Documents.** Buyer shall have delivered all of Buyer's Closing Documents.

9. TERMINATION

9.1 **Termination Events.** Subject to the provisions of this Section 9.1, this Agreement may be terminated:

(a) By Buyer for any or no reason before the expiration of the Inspection Period, pursuant to <u>Section 7.6</u> hereinabove.

(b) By Seller upon the occurrence of a breach of this Agreement by Buyer (a "**Buyer Breach**") and such Buyer Breach has not been timely cured or waived; provided that no Seller Breach shall have occurred and be continuing. Upon the occurrence of a Buyer Breach, Seller shall provide Buyer with written notice thereof, and Buyer shall have a period of ten (10) days after receipt of such written notice or such additional time as is reasonably required to cure such Buyer Breach before Seller may terminate this Agreement.

(c) By Buyer upon the occurrence of a breach of this Agreement by Seller (a "**Seller Breach**") and such Seller Breach has not been timely cured or waived; provided that no Buyer Breach shall have occurred and be continuing. Upon the occurrence of a Seller Breach, Buyer shall provide Seller with written notice thereof, and Seller shall have a period of ten (10) days after receipt of such written notice or such additional time as is reasonably required to cure such Seller Breach before Buyer may terminate this Agreement.

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14 (d) By Buyer if any of the conditions in Section 7 have not been satisfied on or before the Outside Closing Date, or if sa tisfaction of such a condition is or becomes impossible ( other than through the failure of Buyer to comply with its obligations und er this Agreement) and · Buyer has not waived such condition on or before the Outside Closing Date; or by Seller, if any of the conditions in Section 8 have not been satisfied on or before the Outside Closing Date, or if satisfaction of such a condition is or becomes impo ssi ble (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Outside Closing Date; provided, that the right to terminate this Agreement under thi s · Section 9.Hd) shall not be available if failure of the party seek ing to terminate to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Dat e; (e) By mutual written consent of Buyer and Seller; (f) By Seller if th e Closing ha s not occurred (other than through the failure of Seller to comply fully with its obligations under this Agreement) on or before the Outside Closing Date ; or (g) B y Buyer if the Closing has not occurred (other than through the failur e of Buyer to comply fully with its obligations under this Agreement) on or before the Outside Closing Date . 2. Effect of Termination. If the Closing d oes not occur as a result of Buyer terminating this Agreement before that date set forth in Section 7 .6 ; or in the event of an uncured · Seller breach then the full amount of the Deposit s hall be returned to Buyer or Buyer shall have the remedy of specific performance plus the recovery of all its attorne y's fees in connection with this Agreement as its sole and exclusive remedies. If the Closing fails to occur for any reason other than Buyer 's termination of the Agreement before the end of the Inspection Period, or an uncured Seller breach , then the Deposit shall be forfeited to Seller as full payment for any damages . (liquidated damag es) Sell e r may hav e suffered. Buyer and Seller agree that Seller's damages would be impossible to quantify and that this liquidated damag es estimate is a reasonable estimate of damages Seller would incur upon a Buyer Breach and it is not set forth as a penalty in any way. 3. Right to Cure . Within ten (10) days after notice of a breach, the br eaching party . s hall have the right to cure such breach, and upon such a successful cure of said breach, the non breaching party shall not have the right to terminate this Agreement on account of such cured breach . 10. INDEMNIFICATION; REMEDIES 1. Survival ; Knowledge . All repres e ntations , warranties, covenants, and obligations in this Agreement , the disclo sure schedules and any su pplement s thereto, and other certificates or documents delivered pursuant to this Agreement, will survive the Closing for the period specified in Section 10 . 3 . I0.2 Indemnification and Payment of Damages. Subject to the limitations in Sections 10.3 and I 0.4 , Seller and Buyer will indemnify the party to be i ndemnified against (the "lndemnitee"), and will pay to the other in the amount of, any loss , liability, claim, damage ,

15 expense (including costs of investigation and defense and reasonable attorneys' fees), whether or · not involving a third - party claim (collectively "Damages"), proximately caused by (a) any breach of any representation or warranty made by the indemnifying party (the "Indemnitor") in this Agreement, (b) any breach by the Indemnitor of any covenant or obligation thereof in this Agreement, (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such - Person with the Indemnitor (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement , ( d) any claim arising as a result of any liability of Seller incurred prior to the Closing and not specifically assumed by Buyer , or (e) any claim arising as a result of any liability of Seller assumed by Buyer hereunder (individually, an "Indemnity Claim" and collectively, "Indemnity Claims"). 3. Time Limitations . The obligations to indemnify a party pursuant to this Section 10 shall terminate twelve (12) months after the Closing Date except for the representations and warranties of Seller in Section 3 . 15 (Taxes) , which shall survive until the expiration of the applicable statute of limitations . 4. Limitations on Amount . In all events Seller shall have no liability for breaches of representations, warranties, covenants or the obligation to indemnify Buyer in excess of Two Hundred Fifty Thousand Dollars ( $ 250 , 000 . 00 ) (the "Cap") . Notwithstanding the foregoing, the Cap shall not apply to any claim based upon , arising out of, with respect to , or by reason of any fraud or intentional misrepresentation by Seller . 5. Liquidated Damages. If a Buyer Breach is or results in the failure of Buyer to consummate the purchase of the Assets pursuant to this Agreement, then Seller shall have the right to terminate this Agreement by giving Buyer and the Escrow Agent written notice thereof and Seller shall be entitled to receive, and the Escrow Agent is hereby authorized and directed to pay . Seller, the Deposit as liquidated Damages and not as a penalty, and the Escrow Agent shall immediately deliver the Deposit to Seller , as more fully set forth above. I 0.6 Procedure for Indemnification - Third Party Claims. (a) Promptly after receipt by an Indemnitee under Section 10.2 of notice of any · Proceeding threatened or commenced against it , such Indemnitee will , if a claim is to be made for indemnity under such Section, promptly give written notice to the Indemnitor of such claim. Failure to give prompt written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indernnitee except to the extent prejudiced by the delay. The Indernnitee shall give the Indemnitor written notice in reasonable detail , stating the amount · involved, if known, together with copies of any documents relating to such actual or threatened Proceeding. (b) If any Proceeding referred to in Section 10.6(a) is brought against an Indemnitee and it gives prompt written notice to the Indemnitor of such actual or threatened . Proceeding, the Indemnitor will, unless the claim involves Taxes, be entitled to participate in such Proceeding and , to the extent that it wishes , to assume the defense of such Proceeding ( with counsel reasonably satisfactory to the Indernnitee). After written notice from the Indemnitor to the Indemnitee of its election to assume the defense of such Proceeding, the lndernnitor will not, as long as it diligently conducts such defense, be liable to the Indemnitee under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnitee in connection with the defense of such Proceeding.

(c) If the Indemnitor assumes the defense of a Proceeding:

(i) it may do so subject to a reservation of rights that the claims made in that Proceeding are not within the scope of and subject to indemnification;

(ii) the Indemnitor shall have the right, at its sole cost, expense and liability regardless of outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnitee), to litigate, defend, settle, compromise, or otherwise attempt to resolve such Proceeding; and,

(iii) the Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent, which consent shall not be unreasonably withheld, delayed or conditioned.

(d) If prompt written notice is given to an Indemnitor of any actual or threatened Proceeding and the Indemnitor does not give written notice to the Indemnitee of its election to assume the defense of such Proceeding, the Indemnitor will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnitee.

(e) Seller and Buyer shall fully cooperate with each other and their respective counsel in connection with any litigation, settlement, compromise or other attempts to resolve any matter for which indemnification is claimed under this Section 10.

10.7 **Procedure for Indemnification—Other Claims.** A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the party from whom indemnification is sought.

10.8 **Insurance.** In case any event shall occur which would otherwise entitle an Indemnitee to assert an Indemnity Claim, no Damage shall be deemed to have been sustained by such Indemnitee to the extent any proceeds are received by Indemnitee from any insurance policies with respect thereto and the parties hereby waive the right of subrogation.

10.9 **Duty to Mitigate.** Each party agrees to exercise commercially reasonable efforts to mitigate and minimize any Damages that may be subject to this Section 10.

11. RISK OF LOSS

11.1 **Casualty.** If, prior to the Closing, the tangible Fixed Assets are damaged by fire, hail, vandalism, acts of God or other casualty or cause (a "**Casualty**"), or the tangible Assets are taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (a "**Taking**") then the procedures of this Section 11 shall apply.

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17 2. Obligated to Close . If the cost of required repair or replacement related to or arising out of the Casua lt y is Ten Thousand Dollars ($10,000.00) or less , Buyer shall be obligated to close and purchase the Assets as diminished by such Casualty . In such event the Purchase Price · shall be reduced by the deductible amount under Seller's casualty insurance. I n the event that the insurance proceeds are insufficient to defray the cost of repair or replacement, the Purchase Price shall be reduced by the amount of the deficiency. In either such events all insurance proceeds payable to Seller by virtue of such Casualty shall be assigned to Buyer, if this Agreement is not terminated as provided herein. 3. Se ller or Buyer's Option to Close . If the cost of repair or replacement related to or arising out of the Casualty is greater than Ten Thousand Dollars ( $ 10 , 000 . 00 ), then Seller or Buyer may terminate this Agreement and all insurance proceeds and awards payable by reason of such Casualty or Taking shall be payable to and remain the property of Seller . 4. Determination of Cost of Casualty or Taking . The cost of repair or replacement re l ated to or arising out of the Casualty shall be determined by Seller and Buyer, or, if they are unable to agree, by an independent appraiser selected by two other appraisers, one each of which shall be selected by Seller and Buyer . 5. Termination . If this Agreement is terminated pursuant to this Section 11 , the Deposit shall be returned to Buyer and the parties hereto shall be released from all further obligations and liabilities hereunder . 12. RECEIVABLES AND MANUFACTURER PAYMENTS 1. Seller's Receivables . Following the Closing, Buyer, on Seller's behalf and as Seller's agent, shall forward payment of Seller's accounts receivable and Manufacturer warranty payments arising out of the operation of the Business prior to Closing for a period of one hundred eighty ( 1 80 ) days . Buyer shall tum over to Seller at least monthly during said period all of th . e monies so accepted on said accounts receivable during the previous month . At the end of said one hundred eighty (180) day period, Buyer shall no longer be obligated to accept payments of such accounts receivable . If Buyer does accept payment of any of Seller's accounts receivable after expiration of the one hundred eighty (180) day period, Buyer shall hold same in trust for Seller and promptly pay same over to Seller . It is understood that Buyer's responsibility, so far as such collection is concerned, is only to accept monies paid on such accounts receivable and shall not include any obl i gation to attempt to enforce payment thereof , or to send out bills or statements therefore . 2. Manufacturer Payments. The parties shall work together and use their commercially reasonable efforts to ensure that (a) amounts due to Seller but collected by Buyer · (e.g . , Manufacturer receivables, Manufacturer credits relating to items such as warranty claims or other claims, crectit card payments , etc.) arising out of or in connection with the operation of the Business prior to C l osing shall be paid over to Seller promptly, (b) amounts due to Buyer but collected by Seller arising out of or in connection with the operation of the Business on or following the Closing or as provided in this Agreement shall be paid over to Buyer promptly, (c) . amounts paid by Seller but owed by Buyer as a result of Manufacturer erroneously billing Seller for items arising out of or in connection with the operation of the Business following Closing shall

18 be paid over to Seller promptly, and (d) amounts paid by Buyer but owed by Seller as a resultof · Manufacturer erroneously billing Buyer for items arising out of or in connection with the operation of the Business prior to Closing shall be paid over to Buyer promptly . 13. GENERAL PROVISIONS 1. Expenses . Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution , and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants . In the event of termination of this Agreement, the obligation of each pm 1 y to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party . · 2. Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued, i f at all, at such time and in such manner as Seller and Buyer mutually determine in writing . Except for notices required by a Legal Requirement, Seller and Buyer will consu l t with each other · concerning the means by which the employees, customers , and suppliers and others having dealings with the Assets will be informed of the transactions contemplated by this Agreement, and Buyer will have the right to be present for any such communication. The restrictions imposed by this Section 13.2 lapse upon the Closing of the transactions contemplated by this Agreement. 3. Confidentiality . Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and Seller to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (a) such information is already known to othersnot boun _ d by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by or necessary o r appropriate in connection with legal Proceedings or a Legal Requirement, including but not limited to a plant closing notice, if any . If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such written information as the other party may request. 4. Notices. All notices, consents, waivers, and other communications under this . Agreement must be in writing and will be deemed to have been duly given when (a) de l ivered by hand, (b) sent by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nat i _ onally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties): Ifto Buyer: Attn: Vance Harrison

510 w 200 S
vance@motosamerica.com
Email:

With a copy to (which shall not constitute notice):

If to Seller:

Bloodworth Motorcycles, Inc.
Attn: David Bloodworth
1324 Forrest Park
Nashville, TN 37205
Email: gm@bloodworthmotorcycles.com

With a copy to (which shall not constitute notice):

CameronWorley, P.C.
112 Westwood Place, Suite 240
Brentwood, TN 37027
Attn: James W. Cameron III
Email: jwc@cameronworley.com

13.5 **Post-Closing Use by Seller.** Buyer will make reasonable accommodations to Seller to facilitate the winding down of Seller's business and the liquidation of the assets not being sold to Buyer, which will include, without limitation, allowing office personnel to have access to the DMS system and a workspace at the Dealership Facility for a period not to exceed sixty (60) days.

13.6 **Arbitration of Disputes.** Any unresolved disputes will be submitted to binding arbitration before a single arbitrator in Nashville, Tennessee. The arbitrator shall be a practicing attorney in middle Tennessee or a retired judge chosen by agreement, but if the parties cannot agree then either party may apply to the Chancery Court in Davidson County, Tennessee for the appointment of an arbitrator. The Tennessee Rules of Civil Procedure shall apply. The opinion of the arbitrator shall be in writing and may be enforced by and filed with a court of competent jurisdiction. The arbitrator shall award the prevailing party its costs and attorneys' fees.

13.7 **Further Assurances.** The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

13.8 **Entire Agreement and Modification.** This Agreement supersedes all prior agreements between Seller and Buyer with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

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20 9. Construction . This Agreement a nd any cert ifica tes o r docum en t s deliver e d pursuant to thi s Ag reem ent will be construe d without regard to whic h party draft ed the document or any particular provision therein . 10. Assignments , Successors. Seller may not ass ign an y of its ri g ht s under this Agr eeme nt without the prior co n sent of Buy e r , which may not be unreasonably w ithh e ld or de layed. Ho wever , Bu yer may ass i gn it s rig h ts hereunder a s it deems necessary (eac h a " Buyer Assignee") but only to a related entity fonned by Buyer to own certain Assets transferred pursuant · to this A greemen t. Such assig nm ent s hall n ot act to r elease the in i tia l Buyer from l iability h ereun d e r. 11. No Hire /No n - C ompete. For a period of two (2) years after C lo s in g, Se ller and its own ers, on their behalf and on behalf of t h e ir family members , coven ant (a) not to hire any of th e . current emp loy ees of the Business , and (b) will not compet e against B uyer's business as to th e Bu sin e ss brand s within th e N a s hville OMA. Seller 's dispo s ition a fter Closing of any vehicle or part s that are not purchased by Buyer shall not be d eeme d a breach of this Section I 3. 11 . 12. Severabili ty . If any provisio n of th i s Agreeme n t is hel d inva lid or unenforceable by any court of competen t jurisdiction , the other provisions of this Agre e ment will remain in full · force an d effect . Any pr ovi s ion of thi s Agreement held invalid or un enforcea ble only in part or deg ree will remain in full force and effect to the exten t not held invalid or unenforc eable . 13. Time of Essence. With regar d to all dates and time periods set forth or referred to in this Agreement , time is of the essence. 14. Governing Law. This Agreement will be governed by th e laws of the State of Tenne ss ee without regard to conflicts of laws principles. 15. C ounterparts. Th is Agreeme n t may be executed in one or more counterparts, each . of which will be deemed to be an or i gina l copy of this Agreement and a ll of which , when take n tog e ther , w ill be dee med to constitute one and the s ame agreement. 16. Definition of Certain Terms . The terms d efine d elsew h e r e h e r e in and in this Section 13 . 16 , wheneve r u s ed in this Agreeme n t , s h all ha ve the respective meanings indi cated below for all purposes of th i s Agreement : (a) " Consent" m ea n s any consent, app rova l , aut h o rization , waiver, permit, grant , franchise , concessio n , agreement , license , exem pti on o r order of , r egis trat ion , certificate , declaration or filing with, or report or notice to, any Person . (b) "Governmental Body " means any nation or government , any sta te o r other political subdivi s ion thereof , any e nt ity , authority or body exercising execut i v e, legislative , judicial , regulatory or administrative functions of or pertaining to government , including any government auth ority, agency, depa rtment, board , commiss ion or instrume ntality of t h e Unite d Stat es or a foreign nation or ju ri s d ictio n , any Stat e of the United States or any political subdivision . ofany thereof , a n y court , tr i bunal or arbitrator , and any self - regu l atory o r ganization.

(c) "**Legal Requirement**" means any law, statute, ordinance, rule, regulation, judgment, injunction, order or decree.

(d) "**Person**" means any natural person, firm, partnership, association, corporation, company, trust, business trust, governmental authority or other entity.

(e) "**Tax**" or "**Taxes**" means any (i) federal, state, provincial, local, foreign or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, production, windfall profits, gross receipts, value added, natural resources, sales, use, transaction privilege, goods and services, excise, customs, duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent (or lease), occupancy, license, occupation, employee, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty, levy, fee, or other governmental charge or assessment or deficiencies of any kind whatsoever, whether computed on a separate or consolidated, unitary, or combined basis, (including all interest, penalties, and additions to Tax and additions thereto whether disputed or not), (ii) any liability for the payment of any amounts described in clause (i) arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any tax return relating thereto), and (iii) liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation, by contract or pursuant to applicable law, to indemnify or otherwise assume or succeed to the liability of any other person.

13.17 **Removal of Seller property**. Certain items of Seller's personal property may still be located on the Premises as of Closing. Seller will have thirty (30) days after Closing to remove such items.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above. SELLER: BLOODWORTH MOTORCYCLES, INC. By : NamC=:f> 22 Title: , - dm - - £ 2620904.2

IN WITNESS WHEREOF , the parties have executed and delivered this Agreement as of the date first written above. SELLER: BLOODWORTH MOTORCYCLES, INC. By: Name: Title: BUYER: Metos America Nashville I nc. B N y a : iu€ : V - a n ce H_a_r - ris_o _ - n --- - Title: President 22 2620904 . 2